                                                                       Exhibit 4

December 14, 2000


Mr. Charles E. Corpening
Vice President
Citicorp Venture Capital, Ltd.
399 Park Avenue, 14/th/ Floor/Zone 4
New York, NY 10043


Re: Tender Offer Facility


Dear Charles:

It is our understanding that Citicorp Venture Capital, Ltd., through an affiliate entity Chase Acquisition Corporation (both collectively referred to herein as Citicorp Venture Capital), proposes to purchase all the capital stock of Chase Industries, Inc. ("Chase" or the "Company") not presently beneficially owned by Citicorp Venture Capital via a tender offer (the "Tender Offer") at an aggregate purchase price of $27,000,000 and a subsequent merger (the "Merger") of Chase with Chase Acquisition or a subsidiary thereof ("New Chase"). In order to finance the Tender Offer, Chase Acquisition Corporation will require an up to a $30,000,000 Tender Offer credit facility ("the Financing").

We are pleased to inform you that PNC Bank, National Association ("PNC Bank" or "Bank") commits to providing the Financing described in the attached Summary of Terms and Conditions (the "Summary"), subject to the terms and conditions referred to in this letter and the Summary. The Summary includes a description of the principal terms of the proposed credit facilities connected with the Financing, and is intended as a framework for the documentation and as a basis for further discussion of the Financing's terms, as appropriate. The Financing will be documented in a definitive credit agreement (the "Credit Agreement") and other agreements, instruments, certificates, and documents called for by the Credit Agreement or which the Bank may otherwise require (collectively, the "Credit Documents"), to be delivered at the closing of the Financing (the "Closing"). The terms of the Credit Documents shall prevail over the terms of this letter.

PNC Bank's obligations are conditioned on the execution and delivery of the Credit Documents to the Bank in form and content satisfactory to the Bank. Because not all of the terms can be set forth in the Summary, a failure by the Bank or Citicorp Venture Capital to agree on the definitive terms of the Credit Documents will not constitute a breach of this commitment. This letter is also subject to acceptance by Citicorp Venture Capital as provided below and the statutory and other requirements under which the Bank is governed.

In addition to the terms and conditions set forth in the Summary, PNC Bank's commitment to provide the proposed Financing is further subject to there being no material adverse change in the financial condition, business, operations, properties, or prospects of the Company or Citicorp Venture Capital from the information provided to the Bank in its due diligence process.

This letter is issued in reliance on the information provided to the Bank by Citicorp Venture Capital in connection with its request for the Financing and the information in any supporting document and material. PNC Bank may terminate this commitment if there is any material misrepresentation or material inaccuracy in the information or any failure to include material information with the request.

By executing this letter, Citicorp Venture Capital agrees to indemnify and hold harmless PNC Bank, PNC Capital Markets, or any affiliate thereof and any assignees or participants thereof and their respective officers, directors, employees, affiliates and agents from and against any and all losses, claims, damages, liabilities, costs and expenses (including without limitation reasonable fees and expenses of counsel) which may be incurred by any of them in connection with any investigation, litigation or other proceeding arising in connection with the Financing, other than for their own gross negligence or willful misconduct. Citicorp Venture Capital's obligations hereunder shall be in addition to any other liability it may otherwise have, but will terminate upon the closing of the Merger Credit Facilities described in our commitment letter dated this date and issued to you relating to the Merger (the "Merger Credit Facilities").

This commitment letter may not be assigned by Citicorp Venture Capital other than by Citicorp Venture Capital, Ltd. to any wholly owned subsidiary of Citigroup, Inc. and no rights of Citicorp Venture Capital hereunder may be transferred without the prior written consent of PNC Bank. The Bank may elect to (a) assign a portion of its rights and obligations hereunder so that the assignee may become a party to the Credit Agreement and (b) arrange for the sale of participation interests in its commitment hereunder and/or loans made by it as contemplated hereby. In the event of any assignment referred to in (a) above, the assignor shall be released of all obligations assumed by the assignee.

PNC Bank and PNC Capital Markets and any assignees or participants will in no event be responsible or liable for any consequential damages that may be incurred or alleged by any person as a result of this commitment. No modification or waiver of any of the terms and conditions of this commitment will be valid and binding unless agreed to in writing by PNC Bank. When accepted, this letter constitutes the entire agreement between PNC Bank and Citicorp Venture Capital concerning the Financing and replaces all prior understandings, statements and negotiations.

PNC Bank's commitment hereunder will expire on December 27, 2000, unless on or before that date Citicorp Venture Capital signs and returns the enclosed copy of this letter along with the Retainer Fee described in the attached Tender Fee Letter. Once accepted, PNC Bank's commitment under this letter will expire on February 15, 2001 if the Financing has not closed on or before that date. Both of these expiration dates may only be extended in writing by PNC Bank.

PNC Bank and PNC Capital Markets shall be reimbursed from time to time by Citicorp Venture Capital upon request for all reasonable out-of-pocket expenses which they may incur while performing services hereunder, including in connection with the negotiation, preparation, due diligence, execution and delivery of this letter, the Credit Documents and other documentation and any assignment or participation of PNC Bank's interests herein. These include, without limitation, reasonable fees and expenses of legal counsel, appraisers and consultants. Such reimbursement shall not be contingent upon the Closing or execution of the Credit Documents and shall survive the termination of this letter and the Bank's commitment, provided that Citicorp Venture Capital Ltd's obligations under this paragraph will terminate upon the closing of the Merger Credit Facilities.

Citicorp Venture Capital agrees to pay PNC Bank and PNC Capital markets the fees set forth in the Summary and the Tender Fee Letter.

Upon Closing, PNC Capital Markets shall be entitled to place a "tombstone" advertisement in various publications subject to Citicorp Venture Capital's approval of the contents of such advertisement, which approval shall not be unreasonably withheld or delayed.

The terms contained in this letter and the Summary are confidential and, except for disclosure to the Company's board of directors, the Company's officers and employees, professional advisors retained by Citicorp Venture Capital in connection with this transaction, or as may be required by law (including such disclosure as may be required in connection with the Tender Offer), may not be disclosed in whole or in part to any other person or entity without our prior written consent. This letter is solely for the benefit of Citicorp Venture Capital and its permitted successors and assigns and no other person or entity shall obtain any rights hereunder or be entitled to rely or claim reliance upon the terms and conditions hereof.

This letter shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

If the foregoing accurately sets forth your understanding, please indicate your acceptance hereof by signing the enclosed copy of this letter and returning it to us along with the Retainer Fee by the date referenced above. We are pleased to have this opportunity and look forward to working with you.

Sincerely,


PNC Bank, National Association

     /s/ David B. Gookin

Managing Director

PNC Capital Markets, Inc.

/s/ Peter M. Hilton

Managing Director



Agreed to and accepted:

Citicorp Venture Capital, Ltd

/s/ Charles E. Corpening

By:   Vice President
    -----------------------------
Date: December 27, 2000
     ----------------------------

Chase Acquisition Corporation

/s/ Charles E. Corpening

By:   Vice President
     ----------------------------
Date: December 27, 2000
     ----------------------------

                          $30,000,000 TENDER FACILITY

                        Summary of Terms and Conditions

                               December 14, 2000

Citicorp Venture Capital, through an affiliate entity (Chase Acquisition Corporation), proposes to purchase all the capital stock (the "shares") of Chase Industries, Inc. ("Chase" or the "Company") not presently beneficially owned by Citicorp Venture Capital via a tender offer (the "Tender Offer") at an aggregate purchase price of $27,000,000 and a subsequent merger (the "Merger") of Chase with Chase Acquisition or a subsidiary thereof. As used herein, the "Commencement Date" means the date on which the Tender Offer is made and the "Tender Date" means the date that Chase Acquisition Corporation is required to purchase the shares tendered pursuant to the Tender Offer. "Merger Date" shall mean the date on which the Merger is effective. In order to finance the Tender Offer, Chase Acquisition Corporation will require an up to a $30,000,000 Tender Offer credit facility ("Tender Facility"). Set forth below is the summary of terms and conditions for the Tender Facility:

I.   Parties
     -------

     Lead Arranger and
     Book Runner                PNC Capital Markets, Inc. (in such capacity, the
                                "Arranger").

     Agent                      PNC Bank, National Association ("PNC" or the
                                "Agent").

     Banks The Agent and lending institutions acceptable to the Chase Acquisition Corporation and the Agent providing a portion of the Tender Facility described herein (the "Banks").

II.  Tender Facility            Up to $30,000,000 will be available to Chase
                                Acquisition Corporation under a senior secured credit facility. The loans (the "Tender Loans") made under the Tender Facility will be repayable upon the earlier of (i) nine months from the Commencement Date, (ii) six months after the first draw under the Tender Facility or (iii) the Merger Date.

     Borrower Chase Acquisition Corporation, an affiliate of Citicorp Venture Capital.

     Availability               The Tender Facility will be available for
                                multiple drawings during the period commencing on the date (the "Closing Date", which in no event shall be later than February 15, 2001) on which Chase Acquisition accepts for payment that number of shares (the "Minimum Shares") which together with shares owned by Chase Acquisition represents at least a majority of the voting shares and is sufficient to effect the Merger without obtaining the favorable vote of or other action by any other security holder of the Company; provided that in no event may the amount of the Tender Loans made available to Chase Acquisition Corporation exceed the sum of
                                (i) 50% of the purchase price of shares accepted for payment pursuant to the Tender Offer or otherwise acquired by the Company and (ii) 50% of the market value of the shares contributed to Chase Acquisition Corporation by Citicorp
                                Venture Capital.

     Interest Reserve:          A portion of the Tender Facility equal to an
                                amount sufficient to fund interest payments (at an assumed rate of 10%), and estimated fees and expenses that become due between the Closing
                                Date and the date six months thereafter shall be set aside and may be drawn upon by Chase
                                Acquisition Corporation only to pay such interest payments, fees and other expenses as they become due.

     Use of Proceeds            The proceeds of the Tender Loans will be used to
                                finance in part (a) the acquisition of not less than the Minimum Shares pursuant to the Tender
                                Offer and (b) the payment of interest, fees and other expenses incurred in connection with the Tender Offer and Merger.

     Collateral                 The obligations of Chase Acquisition under the
                                Tender Facility and the guarantee thereof will be secured by a perfected first priority security interest in (a) all of the capital stock of Chase Acquisition Corporation and (b) all shares owned by Chase Acquisition
                                Corporation or any affiliate or designee thereof, whether acquired in the Tender Offer or otherwise (including Citicorp Venture Capital's existing equity in Chase).

III. Certain Payment Provisions
     --------------------------

     Interest Rates                 Pricing will be as follows:

                          Facility          LIBOR Option       Base Rate Option
                          --------          ------------       ----------------
                          Tender Facility     L + 300bps        BR + 150bps

       Base Rate Option             The Base Rate is the higher of (1) PNC
                                    Bank's Prime rate or (2) the Federal Funds rate plus 1/2%. Interest on Base Rate borrowings is calculated on an actual/365 or 366 day basis and is payable quarterly.

       LIBOR Option                 Interest on LIBOR borrowings is calculated
                                    on an actual/360 day basis and is payable the earlier of quarterly or on the last day of each interest period. LIBOR advances will be available for periods of one, two, three, six or 12 months (if available). LIBOR pricing will be adjusted for any statutory reserves.

                                    The Borrower may have no more than three borrowing tranches, including the Base Rate tranche, at any one time.

       Default Rate                 Overdue principal or interest shall bear
                                    interest at 2% over the otherwise applicable rate; overdue commitment fees shall bear interest at 2% over the rate applicable to the Base Rate pricing option.

     Yield Protection               The Borrower shall pay the Banks such
                                    additional amounts as will compensate the Banks in the event applicable law, or change in law, subjects the Banks to reserve requirements, capital requirements, taxes
                                    (except for taxes on the overall net income of the Banks) or other charges which increase the cost or reduce the yield to the Banks, under customary yield protection provisions.

     Commitment Fee                 1/2% per annum fee on the unused amount of
                                    the Tender Facility to each Bank quarterly in arrears in proportion to such Bank's commitments.

     Optional Prepayments;
     Voluntary Reductions           Outstandings or commitments under the Tender
                                    Facility may be prepaid or terminated, in whole or in part, at the Borrower's option, subject to reimbursement of any costs associated with prepayments of LIBOR advances or any other provisions contained in the credit agreement. Voluntary reductions of the commitment under the Tender Facility will be in minimum amounts of $1,000,000.


IV.  Representations and Warranties
     ------------------------------

                                Usual and customary for transactions of this type including those listed below and such additional Representations and Warranties as may be required by the Agent.

                                1.  Organization and qualification.

                                2.  Capitalization and ownership.

                                3.  Subsidiaries.

                                4.  Power and authorizations.

                                5.  Validity, binding effect and enforceability.

                                6.  No conflict.

                                7.  Litigation.

                                8.  Title to properties.

                                9.  Full disclosure.

                                10. Consents and approvals.

                                11. No event of default, compliance with
                                    instruments.

                                12. Compliance with laws.

                                13. Material contracts.

                                14. Investment companies.

                                15. Security documents.

                                16. Solvency.

                                17. Tender Offer; Compliance with Rule 13e-3 and
                                    Regulation 14D of the Securities Exchange
                                    Act of 1934.

                                Other customary Representations and Warranties as appropriate.



V.   Conditions Precedent to Lending
     -------------------------------

     A.  Conditions Precedent to
          Closing and Lending
          on the Tender Facility    The availability of the Tender Facility and
                                    the making of Tender Loans on the Tender
                                    Date shall be conditioned upon satisfaction, in form and substance satisfactory to the Agent, of the following conditions:

                                    1.  The aggregate purchase price paid or
                                        shares tendered pursuant to the Tender
                                        offer shall not exceed $27,000,000.

                                    2.  All documents and materials including,
                                        but not limited to the Schedule TO filed publicly by Chase Acquisition
                                        Corporation in connection with the
                                        Tender Offer shall have been furnished
                                        to the Agent and shall be reasonably
                                        satisfactory to the Agent.

                                    3.  (i) Chase Acquisition Corporation shall
                                        not have modified the Tender Offer
                                        and/or the Schedule TO filed in
                                        connection with the Tender Offer unless
                                        such modification is satisfactory to the Agent; no provision thereof shall have been waived, amended, supplemented or otherwise modified in a manner which could, in the opinion of the Agent, reasonably be expected to be materially adverse to the rights or interest of the Agent or the Banks.

                                    4. Chase Acquisition Corporation shall have acquired, concurrently with the making of the first Tender Loans, not fewer than the Minimum Shares, the Minimum Shares together with the shares owned by Chase Acquisition Corporation shall be sufficient to approve the Merger if it were presented for approval by the Company's stockholders without the vote of any other security holder and there not being any material change in the approximately 16,100,000 shares outstanding as of September 30, 2000 (after giving effect to any dilution).

                                    5.  The Board of Directors of the Company
                                        shall have approved the Tender Offer and the Merger and all required actions shall have been taken so that (a) any applicable state anti-takeover law(s) shall be inapplicable to the Acquisition and (b) any preferred stock purchase rights or other "poison pill" arrangements shall not have become, and shall not have any potential to become, exercisable.

                                    6.  The Agent shall be satisfied (a) that
                                        the Tender Offer and the financing
                                        thereof do not violate Regulations T, U
                                        or X of the Board of Governors of the
                                        Federal Reserve System and (b) with all
                                        other matters relating to Regulation U.

                                    7. All necessary or required government and third party approvals in connection with the Tender Offer, the Merger and the financing contemplated hereby shall have been obtained and shall be in full force and effect (other than any required submission of the Merger for approval by the Company's stockholders and approval of the proxy/information statement and related filings with the Securities and Exchange Commission), and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Tender Offer, the Merger or the financing thereof. There shall be in effect no injunction or other prohibition on the Tender Offer, the Merger or the financing contemplated hereby, and no litigation or proceeding pending or threatened which seeks to enjoin the Tender Offer, the Merger or other transaction contemplated hereby or which could reasonably be expected to have a material adverse affect on the Company and its subsidiaries as a whole.

                                    8.  No default or event of default shall
                                        have occurred and be continuing under
                                        any capital stock or debt of Chase
                                        Acquisition Corporation or Chase or its
                                        subsidiaries (either before or after
                                        giving effect to the Tender Offer and
                                        Merger), or would result from the
                                        transactions contemplated hereby.

                                    9.  The Agent shall be satisfied with
                                        certain legal matters, including but not limited to the status of the litigation by and between the Company and BP America.

                                    10. The Agent shall have received closing
                                        certificates, certified resolutions,
                                        incumbency certificates and corporate
                                        documents for each Loan Party.

                                    11. Execution and delivery of all definitive
                                        financing documents with respect to the
                                        Credit Facilities (the "Credit
                                        Documentation") and all action taken so
                                        that the Agent has a perfected first
                                        priority on the Collateral as
                                        contemplated under the heading
                                        "Collateral" above.

                                    12. The Agent and Banks shall have received
                                        such opinion(s) of counsel (including
                                        (i) from counsel to the Company and its
                                        subsidiaries and (ii) from such special
                                        and local counsel as may be required by
                                        the Agent) as are customary for
                                        transactions of this type or as they may reasonably request.

                                    13. Since December 31, 1999, there shall
                                        have been no material adverse change in
                                        the business, assets, financial
                                        condition, operations or prospects of
                                        Chase Acquisition Corporation or Chase
                                        and its subsidiaries taken as a whole
                                        and there shall have been no material
                                        adverse change in the capital markets.

                                    14. Payment of all fees and expenses subject
                                        to reimbursement. The Agent shall have
                                        received evidence that the fees and
                                        expenses (inclusive of those payable or
                                        reimbursable to the Agent) to be
                                        incurred will not exceed $1,500,000.

                                    15. EBITDA shall be at least $37,500,000
                                        (excluding Leavitt Tube Company) for the twelve month period prior ended November 30, 2000.

                                    16. Completion of PNC's due diligence.

                                    Other Conditions Precedent to Lending as appropriate. Assuming the Agent is satisfied with Conditions Precedent numbers 9, 15 and 16 listed above prior to signing the Tender Facility documentation, the Agent agrees to remove those conditions at the time of signing the Tender Facility documentation.

B.  On-Going Conditions Precedent

                                    1.  The continued accuracy of all
                                        Representations and Warranties in the
                                        Credit Documentation (including, without limitation, the material adverse change and material litigation representations).

                                    2.  There being no Default or Event of
                                        Default in existence at the time of, or
                                        after giving effect to the making of
                                        such extension of credit or issuance of
                                        letter of credit.

VI.  Covenants and Events of Default
     -------------------------------

     A.  Affirmative Covenants

                                    1.  Effectuate the Merger as promptly as
                                        practicable and in no event later than
                                        six months from the Closing Date.

                                    2.  Provide within 30 days of each month
                                        end, a Certificate of Compliance from
                                        the Chief Executive Officer, President
                                        or Chief Financial Officer of the
                                        Company.

                                    Other Affirmative Covenants as appropriate including, without limitation, continuation of business and maintenance of existence and material rights and privileges; compliance with laws and material contractual obligations; maintenance of property; maintenance of books and records; right of the Banks to inspect property and books and records; notices of defaults, litigation and other material events; and further assurances (including, without limitation, with respect to security interests in after-acquired property).

     B.  Negative Covenants

                                    1.  Limitation on Indebtedness other than
                                        (i) in connection with the credit
                                        facilities contemplated herein, and (ii) customary exceptions to be agreed upon.

                                    2.  Limitation on Liens.

                                    3.  Limitation on Guarantee Obligations
                                        other than customary exceptions to be
                                        agreed upon.

                                    4.  Limitation on Fundamental Changes.

                                    5.  The Company shall not convey, sell,
                                        lease, assign, transfer or otherwise
                                        dispose of any of its property, business or assets except in ordinary course of business and certain other exceptions.

                                 6.  Prohibition on dividends and the
                                     repurchase of common stock.

                                 7.  Restriction on Investments, Loans and
                                     Advances.

                                 8.  Limitations on future Mergers and
                                     Acquisitions other than the Merger.

                                 9.  Limitation on Transactions with Affiliates.

                                 10. Limitation on Sales and Leasebacks.

                                 11. Limitation on Changes in Fiscal Year.

                                 12. Limitation on Negative Pledge Clauses

                                 13. Limitation on Lines of Business.

                                 14. Subordination of Management Fees.

                                 Other Negative Covenants as appropriate.

     C.  Events of Default

                                 1.  Payment default.

                                 2.  Breach of Representations or Warranties.

                                 3.  Violation of covenant(s).

                                 4.  Cross default to other debt.

                                 5.  Bankruptcy, insolvency.

                                 6. Failure to complete the Merger within six months of the Closing Date.

                                 7. Any injunction shall be entered or other action occur which prevents the Merger from occurring or prevents Chase Acquisition from consummating the Merger without the approval of or other favorable action by the other security holders of the Company.

                                 Other Events of Default as appropriate.

VII. Certain Other Terms
     -------------------

     A.  Required Banks            For the purpose of making amendments or
                                   waivers to the Tender Facility, approval by Banks whose commitments under the Tender
                                   Facility aggregate at least a 51% majority will be required. However, unless agreed to by all Banks, no amendment or waiver shall change the principal amount, reduce the rate of interest or fees, postpone the scheduled payment of any principal, interest or fees, or change the definition of Required Banks.

     B.  Assignments and
         Participations            Banks will be permitted to assign and
                                   participate any of the Tender Facility.
                                   Assignments will be in minimum amounts of $1,000,000 and assignees will be subject to the consent of the Chase Acquisition Corp.
                                   and the Agent, such consent not to be
                                   unreasonably withheld. Voting rights to
                                   participants will be limited to change in principal amount, reduction of the rate of interest or fees, or postponement of the scheduled payment of any principal, interest or fees. Assignments will be subject to the payment by the assigning Bank of a $3,500 service fee to the Agent.

     C.  Expenses and
         Indemnification:          Chase Acquisition Corporation will pay all
                                   reasonable out-of pocket expenses of the Agent in connection with the preparation of this term sheet and the preparation, execution, delivery, administration and enforcement of the definitive credit agreement and other financing and security documentation contemplated hereby (including the reasonable fees, charges and disbursements of counsel). Citicorp Venture
                                   Capital will indemnify the Agent for all expenses of the Agent after the Commencement
                                   Date until the Merger Date.

     C.  Governing Law             Pennsylvania.

     D.  Agent's Counsel           Buchanan Ingersoll, P.C.